          Exhibit 99.1

PRESS RELEASE

GSE ENVIRONMENTAL REACHES CONSENSUAL AGREEMENT WITH LENDERS TO RESTRUCTURE BALANCE SHEET AND STRENGTHEN FINANCIAL POSITION

Company to Move Forward with “Pre-Arranged” Chapter 11 Reorganization
Normal Business Operations to Continue with Ample Liquidity and No Interruption in Business
New Capital Structure Will Support Growth and Continued Industry Leadership

HOUSTON — (May 5, 2014)— GSE Environmental, Inc., (“GSE” or the “Company”) (OTCQB: GSEH), a leading manufacturer and marketer of geosynthetic lining solutions, announced today an agreement with its lenders to restructure its balance sheet by converting all of its outstanding first lien debt to equity, leaving the Company well-positioned for long‐term growth and profitability. In order to implement the financial restructuring, GSE Environmental and most of its domestic wholly‐owned subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court for the District of Delaware.

In conjunction with the Chapter 11 filing, GSE Environmental entered into a restructuring support agreement with lenders who hold 100% of the Company’s first lien debt. In this agreement, the lenders committed to support a restructuring transaction that will eliminate more than $172 million in debt from GSE Environmental’s balance sheet.

The restructuring support agreement also provides for a $45 million debtor-in-possession (DIP) financing facility to fund the Chapter 11 process.  The DIP financing will provide adequate funding to meet customer, vendor, employee, and other stakeholder commitments for the duration of the restructuring process.  The lender group has also committed to backstop exit financing to ensure the Company has a clear path to emergence. Chuck Sorrentino, Director, Chief Executive Officer, and President of GSE Environmental said, “GSE Environmental’s board of directors and management team are pleased to have reached a recapitalization agreement with all of our first lien lenders that will reduce our debt, strengthen our balance sheet, and position us for the growth of the Company and long-term success,”

“We are grateful for the support of our key financial stakeholders for our business plan and restructuring. We will continue normal business operations, with no expected disruptions to our relationships with our employees, customers, business partners, or vendors. Our customers can be confident that they will continue to receive the same high quality products and industry leading services and support they are accustomed to without interruption,” concluded Mr. Sorrentino. GSE Environmental plans to pay in full and in the ordinary course the Company’s trade vendors that agree to return to market terms for trade credit, and the plan of reorganization also provides for a meaningful recovery for other unsecured creditors.

GSE Environmental has filed customary “First Day Motions” with the Bankruptcy Court, which, if granted, will help ensure a smooth transition to Chapter 11 without business disruption and will minimize impact on its employees, customers, business partners, vendors, and suppliers. The motions are expected to be addressed promptly by the Court.  The Company fully anticipates that employees will continue to receive their usual pay and health and welfare benefits and is confident that the Court will approve its request to do so.

GSE Environmental’s non‐U.S. subsidiaries are not included in the U.S. Chapter 11 filings and will continue to operate in the ordinary course without interruption.

The Company is represented by Kirkland & Ellis LLP, Alvarez & Marsal North America, LLC, and Moelis & Company.  The first lien lenders are represented by Wachtell, Lipton, Rosen & Katz.

Parties seeking more information about this announcement may contact GSE Environmental at (281)230-5843 or recapitalization@gseworld.com.  Documents relating to the Company’s filing can be accessed at http://www.gseworld.com.

About GSE ENVIRONMENTAL

GSE is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids and gases for organizations engaged in waste management, mining, water, wastewater and aquaculture.

GSE has a long history of manufacturing quality geosynthetic lining systems and developing innovative products. The Company's principal products are polyethylene-based geomembranes, geonets, geocomposites, geosynthetic clay liners, concrete protection liners and vertical barriers. GSE manufactures products primarily to line or cap hazardous and non-hazardous waste landfills, contain materials generated in certain mining processes, and contain water, liquid waste and industrial products in ponds, tanks, reservoirs, sewers and canals. Headquartered in Houston, Texas, USA, GSE maintains sales offices throughout the world and manufacturing facilities in the US, Chile, Germany, Thailand, China and Egypt.

To learn more about GSE Environmental, please visit http://www.gseworld.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These statements may include words such as "anticipate," "believe," "expect," "intend," "may" and other words and terms of similar meaning, including in connection with any discussion of the timing or nature of future financial performance or other events. Such forward-looking statements are subject to certain risks and uncertainties including, but not limited to: the potential adverse effect of the Chapter 11 Cases on the Debtors’ business, financial condition or results of operations, including the Debtors’ ability to maintain contracts and other business relationships that are critical to the Debtors’ business and the actions and decisions of the Debtors’ creditors and other third parties with interests in the Chapter 11 Cases; the Debtors’ ability to maintain adequate liquidity to fund the Debtors’ operations during the Chapter 11 Cases and to fund a plan of reorganization and thereafter, including obtaining sufficient debtor in possession financing and exit financing; whether the holders of the Debtors’ liabilities and/or securities receive any value for their interests; the Debtors’ ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 Cases prosecuted from time to time; whether a trading market for the Company’s common stock will exist on the OTCQB Marketplace; and other factors disclosed by the Company from time to time in its filings with the Securities and Exchange Commission, including those described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. As a result of these factors, the Company’s actual results may differ materially from those indicated or implied by such forward-looking statements. Except as required by law, the Company disclaims any obligation to publicly update such statements.

Media Contact:
Chuck Sorrentino
President and Chief Executive Officer
GSE Environmental
281-230-5843